Exhibit 99.1

Contact:  Walter H. Hasselbring, III
                 (815) 432-2476
IF BANCORP, INC. ANNOUNCES RESULTS FOR THIRD QUARTER
OF FISCAL YEAR 2021

Watseka, Illinois, April 29, 2021 - IF Bancorp, Inc. (NASDAQ: IROQ) (the “Company”) the holding company for Iroquois Federal Savings and Loan Association (the “Association”), announced unaudited net income of $1.6 million, or $0.51 per basic share and $0.50 per diluted share, for the three months ended March 31, 2021, compared to net income of $810,000, or $0.27 per basic share and $0.26 per diluted share, for the three months ended March 31, 2020.
For the three months ended March 31, 2021, net interest income was $5.0 million compared to $4.6 million for the three months ended March 31, 2020.  We recorded a credit for loan losses of $(101,000) for the three months ended March 31, 2021, compared to a provision for loan losses of $282,000 for the three months ended March 31, 2020.  Interest and dividend income decreased to $5.9 million for the three months ended March 31, 2021, from $6.8 million for the three months ended March 31, 2020.  Interest expense decreased to $902,000 for the three months ended March 31, 2021, from $2.2 million for the three months ended March 31, 2020.  Non-interest income increased to $1.6 million for the three months ended March 31, 2021, from $1.2 million for the three months ended March 31, 2020.  Non-interest expense increased to $4.6 million for the three months ended March 31, 2021, from $4.4 million for the three months ended March 31, 2020.  Provision for income tax increased to $600,000 for the three months ended March 31, 2021, from $316,000 for the three months ended March 31, 2020.
The Company announced unaudited net income of $4.4 million, or $1.43 per basic share and $1.42 per diluted share for the nine months ended March 31, 2021, compared to $2.9 million, or $0.92 per basic share and $0.90 per diluted share for the nine months ended March 31, 2020.  For the nine months ended March 31, 2021, net interest income was $15.0 million compared to $13.5 million for the nine months ended March 31, 2020.  We recorded a provision for loan losses of $165,000 for the nine months ended March 31, 2021, compared to a provision for loan losses of $198,000 for the nine months ended March 31, 2020.  The provision for loan losses recorded in the nine months ended March 31, 2021, was primarily the result of an increase in risk associated with outstanding loans due to a change in portfolio mix, and to a lesser extent, additional reserves for all loans that remain under temporary COVID-19 modifications.  These factors were partially offset by a decrease in total loans and the addition of SBA Paycheck Protection Program (PPP) loans that do not require a reserve since they are 100% guaranteed by the US government.  While we closed 305 SBA PPP loans representing $26.3 million in funding during 2020, and another 245 SBA PPP loans representing $16.5 million in funding as of March 31, 2021, after SBA forgiveness-to-date, we have 313 loans totaling $27.9 million remaining in our portfolio at March 31, 2021.
Interest and dividend income decreased to $18.4 million for the nine months ended March 31, 2021, from $20.6 million for the nine months ended March 31, 2020.  Interest expense decreased to $3.5 million for the nine months ended March 31, 2021 from $7.1 million for the nine months ended March 31, 2020.  Our interest income could be reduced in the future due to the effects of the COVID-19 pandemic.  In keeping with guidance from our regulators, we are executing payment deferrals for our lending clients who are adversely affected by the pandemic.  At March 31, 2021, we had 163 loans with current balances of $86.7 million that have received COVID-19 modifications.  These modifications allowed borrowers to pay interest only for up to six months.  As of March 31, 2021, 147 of these loans totaling $58.1 million have returned to principal and interest payment, leaving 16 loans totaling $28.6 million still under temporary modifications.  These 16 loans include 8 one- to four-family loans totaling $2.0 million, 4 multi-family loans totaling $22.0 million, 3 commercial real estate loans for $3.4 million and one commercial business loan for $1.2 million.
Non-interest income increased to $4.9 million for the nine months ended March 31, 2021, from $3.5 million for the nine months ended March 31, 2020.  The increase in non-interest income was mostly due to an increase in gain on sale of loans as a result of a significant increase in refinance activity stimulated by a low interest environment, and also by an increase in gain on sale of available-for-sale securities.  Non-interest expense increased to $13.6 million for the nine months ended March 31, 2021 from $12.8 million for the nine months ended March 31, 2020.  Provision for income tax increased to $1.7 million for the nine months ended March 31, 2021, from $1.1 million for the nine months ended March 31, 2020.

Total assets at March 31, 2021 were $745.4 million compared to $735.5 million at June 30, 2020.  Cash and cash equivalents decreased to $33.3 million at March 31, 2021, from $33.5 million at June 30, 2020.  Investment securities increased to $175.8 million at March 31, 2021, from $162.4 million at June 30, 2020.  Net loans receivable decreased to $504.5 million at March 31, 2021, from $509.8 million at June 30, 2020.  Deposits increased to $617.2 million at March 31, 2021, from $601.7 million at June 30, 2020.  Total borrowings, including repurchase agreements, decreased to $33.7 million at March 31, 2021 from $41.2 million at June 30, 2020.  Stockholders’ equity increased to $83.5 million at March 31, 2021 from $82.6 million at June 30, 2020.  Equity increased due to net income of $4.4 million, and ESOP and stock equity activity of $421,000, partially offset by a decrease of $2.9 million in accumulated other comprehensive income, net of tax, and the accrual of approximately $940,000 in dividends to our shareholders, of which about half were still payable as of March 31, 2021, and were subsequently paid on April 16, 2021.
IF Bancorp, Inc. is the savings and loan holding company for Iroquois Federal Savings and Loan Association (the “Association”).  The Association, originally chartered in 1883 and headquartered in Watseka, Illinois, conducts its operations from seven full-service banking offices located in Watseka, Danville, Clifton, Hoopeston, Savoy, Bourbonnais, and Champaign, Illinois and a loan production and wealth management office in Osage Beach, Missouri.  The principal activity of the Association’s wholly-owned subsidiary, L.C.I. Service Corporation, is the sale of property and casualty insurance.
This press release may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.
The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions, including as a result of the COVID-19 pandemic; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; the effects of government actions taken as a result of the COVID-19 pandemic; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission.  The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Selected Income Statement Data
(Dollars in thousands, except per share data)

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2021	2020	2021	2020
	(unaudited)
Interest and dividend income	$5,926	$6,799	$18,429	$20,596
Interest expense	902	2,209	3,467	7,079
Net interest income	5,024	4,590	14,962	13,517
Provision (credit) for loan losses	(101)	282	165	198
Net interest income after provision for loan losses	5,125	4,308	14,797	13,319
Non-interest income	1,647	1,174	4,861	3,465
Non-interest expense	4,612	4,356	13,621	12,807
Income before taxes	2,160	1,126	6,037	3,977
Income tax expense	600	316	1,683	1,103

Net income	$1,560	$810	$4,354	$2,874

Earnings (loss) per share (1)
Basic	$0.51	$0.27	$1.43	$0.92
Diluted	$0.50	$0.26	$1.42	$0.90
Weighted average shares outstanding (1)
Basic	3,040,709	3,038,060	3,035,898	3,128,823
Diluted	3,090,698	3,089,722	3,069,406	3,182,563
			______________________ footnotes on following page

Performance Ratios
	For the Nine Months Ended March 31, 2021	For the Year Ended June 30, 2020
	(unaudited)
Return on average assets	0.79%	0.61%
Return on average equity	6.91%	5.30%
Net interest margin on average interest earning assets	2.74%	2.75%

Selected Balance Sheet Data
(Dollars in thousands, except per share data)

	At March 31, 2021	At June 30, 2020
	(unaudited)
Assets	$745,446	$735,517
Cash and cash equivalents	33,256	33,467
Investment securities	175,760	162,394
Net loans receivable	504,454	509,817
Deposits	617,234	601,700
Borrowings and repurchase agreements	33,701	41,238
Total stockholders’ equity	83,484	82,564
Book value per share (2)	25.76	25.48
Average stockholders’ equity to average total assets	11.50%	11.55%

Asset Quality
(Dollars in thousands)
	At March 31, 2021	At June 30, 2020
	(unaudited)
Non-performing assets (3)	$448	$1,095
Allowance for loan losses	6,351	6,234
Non-performing assets to total assets	0.06%	0.15%
Allowance for losses to total loans	1.24%	1.21%
Allowance for losses to total loans excluding PPP loans (4)	1.31%	1.27%
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(1) Shares outstanding do not include ESOP shares not committed for release.
(2) Total stockholders’ equity divided by shares outstanding of 3,240,376 at both March 31, 2021, and June 30, 2020.
(3) Non-performing assets include non-accrual loans, loans past due 90 days or more and accruing, and foreclosed assets held for sale.
(4) Paycheck Protection Program (PPP) loans are administered by the SBA and are fully guaranteed by the U.S. government.